Exhibit 99.1

News Release Contact: Gail A. Gerono 412.787.6795
Calgon Carbon Increases Ownership of Japanese Joint Venture
PITTSBURGH, PA — March 31, 2010 — Calgon Carbon Corporation (NYSE: CCC) announced today that it has increased its ownership in Calgon Mitsubishi Chemical Corporation (CMCC) from 49% to 80%. The transaction was accomplished through a redemption, with CMCC purchasing shares from Mitsubishi Chemical Corporation (MCC). CMCC, a joint venture between Calgon Carbon and MCC, recorded sales of ¥6.7 billion ($77.7 million) in 2009. As a result of the transaction, CMCC’s name has been changed to Calgon Carbon Japan KK (CCJ).
The purchase price for the shares was approximately ¥723 million ($8 million). The price for the remaining 20% of the shares, which Calgon Carbon is scheduled to acquire on March 31, 2011, is subject to adjustment but is estimated to be approximately ¥228 million ($2.5 million).
As part of the transaction, CCJ has entered into credit agreements with The Bank of Tokyo-Mitsubishi UFJ, Ltd. and MCFA Inc. The Bank of Tokyo-Mitsubishi UFJ, Ltd. facility includes a term loan in the amount of ¥722 million ($8 million) and a working capital loan of up to ¥1.5 billion ($16.5 million). The MCFA facility consists of a working capital loan of up to ¥2 billion ($22 million).
Commenting on the announcement, Leroy M. Ball, Calgon Carbon’s chief financial officer, who will serve as CCJ’s interim president said, “Increasing our ownership of the joint venture more than doubles the sales revenue in our Asian region. It also adds an experienced workforce and infrastructure in Japan which we hope to leverage throughout the rest of Asia to help execute our growth strategies in that region.”
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.
This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive
Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700 • www.calgoncarbon.com posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
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Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700 • www.calgoncarbon.com